Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this joint proxy statement/prospectus that is made a part of Amendment No. 2 to the Registration Statement (Form S-4) of Eaton Corporation Limited (formerly known as Abeiron Limited) for the registration of its ordinary shares, and to the incorporation by reference therein of our reports dated February 24, 2012, with respect to the consolidated financial statements of Eaton Corporation, and the effectiveness of internal control over financial reporting of Eaton Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio

August 17, 2012